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                                                                      EXHIBIT 22

                         SUBSIDIARIES OF THE REGISTRANT

 .    James Mitchell & Co.

     .  JMC Insurance Services Corporation

     .  JMC Financial Corporation

     .  JMC Insurance Agency of New York, Inc.

     .  JMC Insurance Agency, Inc.

     .  JMC Insurance Services Corporation of Nevada

     .  JMC Insurance Services Corporation of Texas

 .    Priority Investment Services, Inc.